   August 15, 2024

Harbor ETF Trust

111 South Wacker Drive, 34th Floor

Chicago, IL 60606-4302

RE:	Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A for Harbor ETF Trust

Ladies and Gentlemen:

This opinion is given in connection with the filing by Harbor ETF Trust (the “Trust”), a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 60 to the Trust’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 62 to the Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”). The Amendment is being filed for the purposes of (i) incorporating comments received from the Securities and Exchange Commission staff in connection with its review of the registration statement; (ii) filing the required Interactive Data File; and (iii) making certain other changes to the registration statement for Harbor Active Small Cap ETF (the “Fund”).

In connection with the opinions set forth herein, I have examined the following Trust documents: the Trust’s Agreement and Declaration of Trust; the Trust’s By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that I have deemed relevant in order to render the opinion expressed herein. In addition, I have reviewed and relied upon a Certificate of Good Standing dated August 12, 2024 issued by the Delaware Secretary of State.

In rendering this opinion I have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to me; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which I have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, I have assumed such documents are the same as in the most recent form provided to me, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and I understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborcapital.com

Harbor ETF Trust Page 2 of 2 August 15, 2024

Based on such examination, I am of the opinion that:

1.	The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and
2.

The shares of the Fund to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement when effective under the rules of the Securities and Exchange Commission, will be legally issued, fully-paid and non-assessable when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares.

In rendering the opinion above, insofar as it relates to the good standing and valid existence of the Trust, I have relied solely on a Certificate of the Secretary of State of the State of Delaware, dated August 12, 2024, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and I express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, I express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of my name in the Registration Statement. In giving such consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ Diana R. Podgorny
Diana R. Podgorny General Counsel

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborcapital.com